Exhibit 10.4

Employee Name:
(Please Print)

AMENDED MASTER DEFERRED ISSUANCE STOCK AGREEMENT

                This Amended Master Deferred Issuance Stock Agreement (along with the Exhibits hereto, this “Agreement”) is entered into as of                                           , by and between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and the individual whose name appears on the signature page to this Agreement (the “Employee”), an “Employee” as defined in the Company’s 1995 Stock Plan (Amended and Restated as of April 1, 1998, and as further amended from time to time, the “Plan”).

                The Company, pursuant to a grant of authority from the Compensation Committee of the Company’s Board of Directors (the “Committee”), may, from time to time, grant to the Employee the opportunity to acquire a certain number of shares of its common stock, par value $.01 per share (the “Stock”), in order to retain the Employee as an employee of the Company or a Subsidiary, pursuant to the Plan (an “Award”).

                The parties agree as follows:

1.             Obligation to Issue Deferred Shares.  Subject to the terms and conditions of this Agreement, the Company, from time to time in its sole discretion, may grant Awards to the Employee relating to a specified number of shares of Stock that, under certain circumstances and in accordance with the terms hereof, may result in the Employee having the right to receive shares of Stock (the “Deferred Shares”).  Each Award will be evidenced by a Deferred Issuance Stock Award Letter (an “Award Letter”) in the form attached as Exhibit A hereto (or such other form as approved by the Company), which sets forth the date of the Award (the “Award Date”), the number of Deferred Shares that are the subject of the Award, and the dates on which the Company will issue the Deferred Shares to the Employee subject to the terms of this Agreement and any further terms that may be set forth in the applicable Award Letter (each such date, an “Issuance Date”).

                2.             Acceleration of Issuance of Deferred Shares.  Notwithstanding Section 1, the Company will issue all unissued Deferred Shares to the Employee (i) promptly after the death of the Employee, or the Permanent Total Disability of the Employee, or (ii) upon or following a Change in Control, as provided in Section 8.  In addition, the Company will issue all unissued Deferred Shares to the Employee promptly after the date of the Employee’s Separation from Service (as defined below) on account of retirement in accordance with the Company’s retirement plan then in effect; provided, however, that if the Employee is a “specified employee” as defined in Treasury Regulation 1.409A-1(i)(1), the issuance of the Deferred Shares shall be delayed until the date that is six months and one day following the date of the Employee’s Separation from Service as a result of retirement.  For purposes of this Agreement, “Permanent Total Disability” means that:  (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of less than 12 months, or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.  For purposes of this Agreement, “Separation from Service” shall mean a separation from service as defined in Treasury Regulation 1.409A-1(h)(1).

3.             Forfeiture of Right to Acquire Deferred Shares.  If the Employee ceases to be an employee of the Company or of a Subsidiary (other than as a result of death, Permanent Total Disability, Separation from Service on account of retirement, in accordance with the Company’s retirement plan then in effect or Separation from Service on account of a termination of the Employee’s employment by the Company without Cause following a Change in Control), the Company no longer will be obligated to issue any unissued Deferred Shares to the Employee, and the Employee will forfeit any right to acquire any unissued Deferred Shares from the Company.

4.             Taxes; Withholding.  (a) Notwithstanding anything contained herein to the contrary, other than Section 8 and Section 9, the Company will not be obligated to issue the Deferred Shares unless the Employee has paid (in cash or by certified or cashier’s check) to the Company all withholding taxes required to be collected by the Company under Federal, State, local or foreign law as a result of the issuance of the Deferred Shares (“Withholding Taxes”); provided, however, that if the Withholding Taxes are not paid within thirty (30) days following the date on which the Employee is entitled to receive the Deferred Shares, the Employee shall forfeit such Deferred Shares.  The Company shall be responsible for the determination of the amount of any Withholding Taxes based on the last sale price for the Stock on the Stock’s principal trading market on the Issuance Date or the last trading date if the Issuance Date is not a day upon which the Stock has traded.  To the extent that the Employee desires to pay the Withholding Taxes in cash or by certified or cashier’s check, with respect to a specific Issuance Date, the Employee must deliver a separate Withholding Taxes Cash Payment Notification to the Company’s stock plan administrator substantially in the form of Exhibit B no later than 45 days prior to that specific Issuance Date.  To the extent that the Employee elects to pay the Withholding Taxes in cash or by certified or cashier’s check, such payment must be received by the Company’s stock plan administrator no later than one (1) Business Day after the Issuance Date of any Deferred Shares that is the subject of the Withholding Taxes Cash Payment Notification.

                (b)  The Company, in its sole discretion, may permit the Employee to pay any or all Withholding Taxes through delivery of outstanding Stock or by the Company withholding a portion of the Deferred Shares issuable pursuant to this Agreement.  The Employee, however, will have no absolute right to pay the Withholding Taxes with Stock, and, if such payment is permitted by the Company, such payment must be made in strict compliance with rules for such payments established by the Company.  As of the date of this Agreement, unless the Company has received a properly executed and delivered Withholding Taxes Cash Payment Notification from the Employee, the Company currently intends to have the Withholding Taxes paid through the withholding of Stock issuable upon satisfaction of the terms and conditions set forth in this Agreement (a “net issuance”).  The Stock that is withheld by the Company as part of the net issuance (the “Withheld Shares”) will be sold on behalf of the Employee as contemplated by subsection (c) of this Section 4; provided, however, that at the sole discretion of the Company, the Withheld Shares may be retained by the Company and the Company will satisfy the Withholding Taxes from the Company’s available cash. The Company reserves the right to change its method with respect to the Employee for the collection of Withholding Taxes that may be owed by the Employee at any time in its sole discretion, upon notice to the Employee, which notice may be written or electronic notice.

                (c)  By the execution of this Agreement, to the extent that the Company elects to issue the Deferred Shares as a net issuance, and, the Employee has not properly executed and delivered to the Company’s stock plan administrator a Withholding Taxes Cash Payment Notification, the Employee hereby irrevocably instructs the Company and a broker of the Company’s choosing, to sell on behalf of the Employee at the “market price,” that number of shares of Stock required to generate sufficient funds to equal the Withholding Taxes required to be paid by the Employee pursuant to this Section 4.  The Employee represents to the Company and the broker that the Employee is entering into this Agreement in good faith.  The Employee shall have no ability to modify these instructions other than by the proper execution and delivery to the Company’s stock plan administrator of a Withholding Taxes Cash Payment Notification.  It is the Employee’s intention that this provision comply with the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

5.             Share Certificates.  Share certificates for Deferred Shares will not be issued.  Upon issuance, Deferred Shares will be deposited into an account for the Employee that is established by the Company.

6.             Non-Transferability of Right to Receive Deferred Shares.  Unless specifically permitted by the Committee, the Employee may not transfer, assign, pledge or hypothecate the right to receive the Deferred Shares, and the right to receive the Deferred Shares may not be transferred or assigned by operation of law, or be subject to execution, attachment or similar process other than by will or the laws of descent and distribution.

7.             Changes in Capital Structure.  The number of Deferred Shares subject to this Agreement is subject to adjustment pursuant to Section 9.1 of the Plan upon the occurrence of the events described in that Section.

8.             Change in Control.  Notwithstanding Section 1, upon a Change in Control of the Company that also qualifies as a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5)(i) (a “409A Change in Control”), the Company will, in its sole discretion, either (a) issue all unissued Deferred Shares to the Employee in accordance with Section 9.2(a) of the Plan or (b) pay the Employee in a combination of cash and stock the value of the Deferred Shares in accordance with Section 9.2(b) of the Plan.  In the event that there is a Change in Control that does not qualify as a 409A Change in Control, if the Employee undergoes a Separation from Service on account of his termination of employment by the Company without Cause following such Change in Control, the Company will, in its sole discretion, either (a) issue all unissued Deferred Shares to the Employee in accordance with Section 9.2(a) of the Plan or (b) pay the Employee in a combination of cash and stock the value of the Deferred Shares in accordance with Section 9.2(b) of the Plan; provided, however, that if the Employee is a “specified employee” as defined in Treasury Regulation 1.409A-1(i)(1), the issuance of the Deferred Shares or cash shall be delayed until the date that is six months and one day following the date of such Separation from Service.  For purposes of this Agreement, “Cause” means:  (i) the Employee’s conviction of or pleading guilty or no contest to a felony, (ii) the Employee’s habitual use of drugs (including alcohol) which adversely affects the Employee’s job performance, or (iii) the Employee’s engaging in willful misconduct or willful neglect which is injurious to the Company.

9.             Gross-Up.  If the issuance of Deferred Shares would result in “excess parachute payments” to the Employee pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will pay the Employee an amount sufficient to put the Employee in the same position as the Employee would have been if the taxes imposed on the Employee pursuant to Section 4999 of the Code had not been imposed.  Any such payment will include payment of an amount equal to any income taxes assessed on the Employee with respect to payments pursuant to this Section.  The Company will make any such payment no later than the end of the Employee’s taxable year following the Employee’s taxable year in which such tax owed by such Employee that is subject to the tax gross-up payment is remitted to the applicable taxing authority.  Any such payment will in all other respects be made in accordance with the rules, regulations and procedures adopted by the Company from time to time with respect to such payments under the Plan.

10.           Costs.  The Company will pay all original issue and transfer taxes with respect to, and all other costs, fees and expenses incurred by the Company in connection with, the issuance of Deferred Shares.  Upon issuance, the Employee shall be responsible for all brokerage expenses associated with the permitted sale of any Deferred Shares.

11.           Applicable Law.  No Deferred Shares will be issued and delivered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other legal requirement, including applicable securities laws.

12.           The Plan.  This Agreement is subject to, and the Employee agrees to be bound by, all of the terms and conditions of the Plan.  The Employee acknowledges that the Plan may be amended from time to time, and that under the Plan, the Committee has conclusive authority to interpret and construe the Plan and this Agreement and is authorized to adopt rules for carrying out the Plan.  In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan, the provisions of the Plan will govern and prevail.  No amendment to or interpretation of the Plan, however, may deprive the Employee of any of his or her rights under this Agreement.

13.           Miscellaneous.  (a) The Employee will not have any interest in, or any dividend, voting or other rights of a stockholder with respect to, the Deferred Shares until the Deferred Shares are issued in accordance with this Agreement.

                (b)           Any notice to be given to the Company must be in writing addressed to the Company in care of the Administrator, at its principal office, and any notice to be given to the Employee must be in writing addressed to the Employee at the address for the Employee in the records of the Company or by email or other electronic means using a system maintained by the Company or its Subsidiary.  Any such notice will be deemed duly given when delivered by hand, deposited in the United States mail, registered or certified mail or transmitted electronically without a notice of failed delivery.

                (c)           The Employee is an employee at will, and nothing in this Agreement confers upon the Employee any right to continued employment with the Company or limits in any way the right of the Company to terminate the employment of the Employee at any time.

                (d)           This Agreement must be construed in accordance with the laws of the State of Colorado, other than choice of law rules thereof calling for the application of laws of another jurisdiction.

                (e)           Terms used but not defined in this Agreement have the meanings ascribed to them under the Plan.

                (f)            Although any information sent to or made available to the Employee concerning the Plan and this Award is intended to be an accurate summary of the terms and conditions of the Award, this Agreement and the Plan are the authoritative documents governing the Award and any inconsistency between the Agreement and the Plan, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement and the Plan.

                (g)           Notwithstanding anything herein to the contrary, this Agreement may be amended by the Committee from time to time without the consent of the Employee to the extent the Committee deems it appropriate to cause this Agreement and/or each Award hereunder to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including the distribution requirements thereunder) or be exempt from Section 409A and/or the tax penalty under Section 409A(a)(1)(B).  The Company will provide to the Employee a notice of any amendments made to this Agreement pursuant to this subsection.

                (h)           To the extent that the Company has issued a Deferred Issuance Stock Award Letter to the Employee on a date prior to the date of this Agreement, the terms of this Agreement shall supersede, amend and restate the terms of any such previously executed agreement governing such Deferred Issuance Stock Award Letter between the Company and the Employee with respect to the issuance of Deferred Shares; provided, however, that the terms of any outstanding Deferred Issuance Stock Award Letter as to the number of Deferred Shares that is the subject of the Deferred Issuance Stock Award Letter and the applicable Issuance Date(s) set forth in the Deferred Issuance Stock Award Letter shall remain in full force and effect.

                IN WITNESS WHEREOF,  this Agreement is entered into by the Employee and by the Company as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

By:
Title:

EMPLOYEE

Name:

Date of Hire:

EXHIBIT A

LEVEL 3 COMMUNICATIONS, INC.

DEFERRED ISSUANCE STOCK AWARD LETTER

                This Deferred Issuance Stock Award Letter (the “Award”) when taken together with the Amended Master Deferred Issuance Stock Agreement (“Master Agreement”) constitutes an award to the individual whose name appears on the signature line below (“Employee”) of Deferred Shares with respect to the shares of common stock of Level 3 Communications, Inc. (the “Common Stock”) under the Level 3 Communications, Inc. 1995 Stock Plan (Amended and Restated as of April 1, 1998, and as further amended from time to time).

                The terms and conditions of this Award are set forth below and in the Master Agreement, the provisions of which are incorporated herein by reference.

A.            The date of this Award is                      (the “Award Date”).

B.            The number of Deferred Shares with respect to which this Deferred Issuance Award Letter relates is                     .

C.            The Issuance Date(s) for the Deferred Shares are as follows:

D.            The following are conditions to the occurrence of the Issuance Date(s):

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

EMPLOYEE:

EXHIBIT B

LEVEL 3 COMMUNICATIONS, INC.

WITHHOLDING TAXES CASH PAYMENT NOTIFICATION

                This Withholding Taxes Cash Payment Notification is being delivered by the individual whose name appears on the signature line below (the “Employee”) in reference to an Award of Deferred Shares made to the Employee by Level 3 Communications, Inc. (the “Company”) pursuant to that certain Amended Master Deferred Issuance Agreement dated as of                                  between the Company and the Employee (the “Master Agreement”).  Capitalized terms used in this Withholding Taxes Cash Payment Notification without definition have the meaning given to those terms in the Master Agreement.

                This Withholding Taxes Cash Payment Notification relates to the Award of Deferred Shares granted to the Employee pursuant to the Award Letter issued to the Employee dated                                           , the restrictions on which will lapse as to                            Deferred Shares on                                           (the “Referenced Award”).

                The Employee hereby irrevocable elects to pay any Withholding Taxes that are owed by the Employee upon the Issuance Date in cash or by certified or cashier’s check made payable to Level 3 Communications, Inc. within one (1) Business Day of the Issuance Date.  All payments of Withholding Taxes are to be made to the Company’s stock award administrator.*

                The Employee hereby represents and warrants to the Company that on the date hereof, the Employee is not in possession of material non-public information regarding the business or financial condition of the Company and its subsidiaries.

                To the extent that the Employee is subject to the Company’s Insider Trading Policy’s restrictions on the ability to trade the Company’s securities other than during an open trading window, the Employee expressly acknowledges that:  (a) the Employee has executed this Withholding Taxes Cash Payment Notification during an open trading window pursuant to the Company’s Insider Trading Policy; and (b) the Employee may not sell any shares of Stock that are distributed to the Employee on the Issuance so long as the trading window is closed.

Employee:
(Please sign)

Name:
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Date of Hire:

Date:

* Delivery information with respect to the payment of Withholding Taxes must be obtained from the Company’s stock plan administrator.